Exhibit 99.1

SandRidge Energy, Inc. Announces Hiring of New Chief Financial Officer

OKLAHOMA CITY, January 06, 2011 /PRNewswire- / — SandRidge Energy, Inc. (NYSE: SD) (“SandRidge”) today announced the appointment of James D. Bennett to the role of Executive Vice President and Chief Financial Officer. Mr. Bennett has most recently served as Managing Director for White Deer Energy. Prior to joining White Deer, Mr. Bennett was a Managing Director at GSO Capital Partners L.P. Earlier in his career, he held positions as Chief Financial Officer of Aquilex Services Corp., a First Reserve company, and investment banker in the energy group of Donaldson, Lufkin & Jenrette. He holds a BBA in Finance from Texas Tech University.

Tom Ward, Chairman and CEO commented, “We are excited to have James Bennett join our team. I have worked closely with James while he was at GSO and DLJ. I expect James’ substantial experience in the energy industry, capital market transactions and his fundamental experience in finance will make him an integral part of the SandRidge team.”

Additionally, the Board has promoted Matthew K. Grubb to the office of President and Chief Operating Officer in recognition of his hard work and contribution to SandRidge’s past success and the key role he is expected to play as the company moves forward.

About SandRidge Energy

SandRidge Energy, Inc. is an oil and natural gas company headquartered in Oklahoma City, Oklahoma, with its principal focus on exploration and production. SandRidge and its subsidiaries also own and operate gas gathering and processing facilities and CO2 treating and transportation facilities and conduct marketing and tertiary oil recovery operations. In addition, Lariat Services, Inc., a wholly-owned subsidiary of SandRidge, owns and operates a drilling rig and related oil field services business. SandRidge focuses its exploration and production activities in the Permian Basin, Mid-Continent, West Texas Overthrust, Cotton Valley Trend in East Texas, Gulf Coast and Gulf of Mexico. SandRidge’s internet address is www.sandridgeenergy.com.

CONTACT:

Kevin R. White

Senior Vice President

SandRidge Energy, Inc.

123 Robert S. Kerr Avenue

Oklahoma City, OK 73102

+1 (405) 429-5515

CONTACT: Kevin R. White, Senior Vice President of SandRidge Energy, Inc., +1-405-429-5515